News Release

EnPro Industries Announces Plan to Modernize Palmyra, NY
Facilities of Garlock Sealing Technologies

CHARLOTTE, N.C., May 11, 2005 — EnPro Industries, Inc. (NYSE: NPO) announced today that its board of directors has approved a plan to modernize the Palmyra, New York facilities of Garlock Sealing Technologies, an EnPro subsidiary. The modernization will be completed over five years at an expected cost between $30 and $35 million. Work on the project, which will involve demolition of existing structures on the Palmyra site and construction of new buildings, is expected to begin in the second half of 2005.

“This plan represents an investment in the future of EnPro,” said Ernie Schaub, president and chief executive officer of EnPro. “Garlock is a core business for EnPro and one that we intend to build upon. The goal of this investment is to make Garlock more competitive in the present and to give it the opportunity to grow and excel in the future.”

“This project would not be possible without the support and commitment of many different people,” said Paul Baldetti, division president, Garlock Sealing Technologies. “They include our employees, who agreed to a new, more competitive collective bargaining agreement earlier this year. We also acknowledge and appreciate the many state and local officials and agencies, including Empire State Development, the Wayne County Industrial Development Agency, the Village of Palmyra, the New York Department of Environmental Conservation and many others who have created a comprehensive package of economic incentives to make this project feasible.”

The Palmyra facilities have been on their current site since the early 1900s with the earliest buildings dating to 1907. The newest building on the site was built in 1956. The project will reduce the number of buildings on the site to seven from 26 and eliminate 350,000 square feet of obsolete space, or half of the space currently under roof. Garlock employs about 580 people in Palmyra.

“For many years, we have been trying to compete in a facility designed for another era, when raw materials and energy were cheap and abundant, and taxes were lower,” said Baldetti. “With this investment, we have the opportunity to create a global center of manufacturing excellence that will make Garlock’s Palmyra facility productive for many years to come.”

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.